Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference of our firm under the caption "Experts" in the Registration Statement (Form S-4) (No. 333- ) of Capital Trust, Inc. and to the inclusion of our report dated January 23, 1998 in Annex F to the proxy statement/prospectus filed as part of the Registration Statement, with respect to the consolidated balance sheet of Capital Trust and Subsidiaries as of December 31, 1997 and the related consolidated statement of operations, shareholders' equity and cash flows for the year ended December 31, 1997.




                                                     /s/  Ernst & Young LLP


New York, NY
May 13, 1998